EXHIBIT 11.01


                              THE INDUS GROUP, INC.

                      STATEMENT OF COMPUTATION OF PRO FORMA

                              NET INCOME PER SHARE

                      (In thousands, except share amounts)

                                   (Unaudited)


                                                            Three Months Ended
                                                                March 31,
                                                           ---------------------
                                                            1997          1996
                                                           -------       -------

Pro forma net income ...............................       $ 2,813       $ 1,803
                                                           =======       =======
Shares used in per share computation:
     Weighted average outstanding ..................        18,629        15,984
     Equivalent shares assumed to be
        outstanding had options granted
        prior to 1995 been exercised and
        used to repurchase shares
        at their then fair value ...................           980         1,702
                                                           -------       -------
                                                            19,609        17,686
                                                           =======       =======
Pro forma net income per share .....................       $  0.14       $  0.10
                                                           =======       =======